Exhibit 16.1

April 19, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K dated on or about April 19, 2016, of Freestone Resources, Inc. and are in agreement with the statements contained therein in as much as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ MaloneBailey, LLP

Houston, Texas